FOURTH AMENDMENT TO
ETF DISTRIBUTION AGREEMENT

This fourth amendment (“Amendment”) to the ETF distribution agreement (the “Agreement”) dated as of September 30, 2021, by and between ETF Series Solutions (the “Trust”) and Foreside Fund Services, LLC (together with the Trust, the “Parties”) is made effective as of September 19, 2022.

WHEREAS, the Parties desire to amend Exhibit A of the Agreement.

WHEREAS, Section 8(b) of the Agreement requires that all amendments and modifications to the Agreement be in writing and executed by the Parties.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.Capitalized terms not otherwise defined herein shall have the meanings set forth in Agreement.

2.Exhibit A of the Agreement is hereby deleted in its entirety and replaced by the Exhibit A attached hereto.

3.Except as expressly amended hereby, all the provisions of the Agreement shall remain unamended and in full force and effect to the same extent as if fully set forth herein.

4.This Amendment shall be governed by, and the provisions of this Amendment shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers.

ETF SERIES SOLUTIONS By: /s/ Isabella K. Zoller Isabella K. Zoller, Secretary Date: September 19, 2022	FORESIDE FUND SERVICES, LLC By: /s/ Teresa Cowan Teresa Cowan, President Date: September 19, 2022

EXHIBIT A

Point Bridge America First ETF
Defiance Quantum ETF
Defiance Next Gen Connectivity ETF
Defiance Next Gen H2 ETF
Defiance Hotel, Airline, and Cruise ETF
Defiance Digital Revolution ETF
Defiance Daily Short Digitizing the Economy ETF
Grayscale Future of Finance ETF